UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
washington, d.c. 20549

FORM 8-K

current report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

August 5, 2011
Date of Report (Date of Earliest Event Reported)

SOVRAN SELF STORAGE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State of Other Jurisdiction Of Incorporation)	1-13820 (Commission File Number)	16-1194043 (I.R.S. Employer Identification Number)

6467 Main Street
Williamsville, New York 14221
(Address of Principal Executive Offices)

(716) 633-1850
(Registrants' Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):
    [   ]  Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
    [   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
    [   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
    [   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 5, 2011, Sovran Self Storage, Inc. (the “Company”) and Sovran Acquisition Limited Partnership (the “Partnership”, and together with the Company, collectively the “Borrowers”) entered into a Fourth Amended and Restated Revolving Credit and Term Loan Agreement with Manufacturers and Traders Trust Company (“M&T Bank”) and certain other lenders and parties named therein (the “Restated Credit Agreement”).   The Restated Credit Agreement amends and restates the Third Amended and Restated Revolving Credit and Term Loan Agreement, dated June 25, 2008, among the Company, the Partnership, M&T Bank and other lenders named therein (the “June 2008 Credit Agreement”).   Among other things, the Restated Credit Agreement:

Provides for an unsecured revolving credit facility in an aggregate principal amount at any one time outstanding of up to $175.0 Million, with an option by the Borrowers to increase such amount to $250.0 Million (the “Revolving Credit Facility”).  The Revolving Credit Facility has a five-year term with two one-year extension options;

Provides for a term loan facility in the principal amount of $125.0 Million (the “Term Loan Facility”) and a delayed draw term loan facility in the principal amount of $100 Million (the “Delayed Draw Facility”), with the Term Loan Facility and the Delayed Draw Facility each having a seven-year term (with the entire principal amount being due and payable on August 3, 2018);

Provides for interest, at a rate based on LIBOR plus a margin determined using the applicable credit rating of the Borrowers for long-term unsecured debt securities (the margin is 2% using the Company's current credit rating); and

Includes certain affirmative and negative covenants and contains customary events of default, including payment defaults, cross defaults with certain other indebtedness, breaches of covenants and bankruptcy events.  In the case of an event of default, the lenders may, among other remedies, accelerate the payment of all obligations due from the Borrowers.

On August 5, 2011, the Company and the Partnership also entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with various purchasers (the “Purchasers”). Under the Note Purchase Agreement, the Company and the Partnership sold to the Purchasers $100,000,000 principal amount of 5.54% Senior Guaranteed Notes, Series D, due August 5, 2021 (the “Series D Notes”).  The Series D Notes bear interest at a fixed rate of 5.54% based upon the Company’s credit rating on date of closing, which interest is payable in February and August of each year until maturity.  The entire principal amount of the Series D Notes is due and payable on August 5, 2021.  The Note Purchase Agreement requires the Company and the Partnership to comply with certain financial ratios and other covenants that are set forth therein.

The Note Purchase Agreement contains customary events of default, including payment defaults, cross defaults with certain other indebtedness, breaches of covenants and bankruptcy events.  In the case of an event of default, the Purchasers may, among other remedies, accelerate the payment of all obligations.

The proceeds from the Term Loan Facility and from the issuance of the Series D Notes were used by the Borrowers to repay the $150 million term loan maturing in June, 2012 which was issued under the June 2008 Credit Agreement, and $71 million outstanding on the Borrowers’ line of credit.

The above summary of the Restated Credit Agreement and the Note Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Restated Credit Agreement and Note Purchase Agreement. A copy of the Restated Credit Agreement is included as Exhibit 10.1 to this Current Report on Form 8-K and a copy of the Note Purchase Agreement is included as Exhibit 10.2 to this Current Report on Form 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 is incorporated by reference into this item.

Item 8.01.	Other Events.

On August 5, 2011, the Company issued a press release concerning the matters disclosed in this report.  A copy of the press release is furnished as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits

10.1
Fourth Amended and Restated Revolving Credit and Term Loan Agreement, dated as of August 5, 2011 among Sovran Self Storage, Inc. and Sovran Acquisition Limited Partnership, Manufacturers and Traders Trust Company and certain other lenders a party thereto or which may become a party thereto (collectively, the “Lenders”), Manufacturers and Traders Trust Company, as administrative agent for itself and the other Lenders, SunTrust Bank, as syndication agent for itself and the other Lenders, U.S. Bank National Association and Wells Fargo Bank, National Association, as co-documentation agents

10.2	Note Purchase Agreement dated as of August 5, 2011 among Sovran Self Storage, Inc., Sovran Acquisition Limited Partnership and the institutions named in Schedule A thereto as purchasers
99.1	Press Release dated August 5, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 8, 2011	SOVRAN SELF STORAGE, INC. By /s/ DAVID L. ROGERS Name: David L. Rogers Title: Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1
Fourth Amended and Restated Revolving Credit and Term Loan Agreement, dated as of August 5, 2011 among Sovran Self Storage, Inc. and Sovran Acquisition Limited Partnership, Manufacturers and Traders Trust Company and certain other lenders a party thereto or which may become a party thereto (collectively, the “Lenders”), Manufacturers and Traders Trust Company, as administrative agent for itself and the other Lenders, SunTrust Bank, as syndication agent for itself and the other Lenders, U.S. Bank National Association and Wells Fargo Bank, National Association, as co-documentation agents

10.2	Note Purchase Agreement dated as of August 5, 2011 among Sovran Self Storage, Inc., Sovran Acquisition Limited Partnership and the institutions named in Schedule A thereto as purchasers
99.1	Press Release dated August 5, 2011